OMEGA I

1,600 UNITS

$4,375/UNIT

$7,000,000

REAL ESTATE LIMITED PARTNERSHIP AGREEMENT

THIS AGREEMENT is made and entered into this _______ day of __________, _____, by, between, and among the General Partner whose name and address is set out in Schedule 1, attached hereto, (hereinafter referred to as the (“General Partner”), and the Limited Partners whose names and addresses are set out in Schedule 2, attached hereto, (hereinafter referred to as the “Limited Partner”). The General Partner and Limited Partners may be collectively referred to hereinafter as (“Parties”) or individually as a (“Party”) to this Agreement.

1.Name and Business.

The name of the Partnership shall be Omega I, (hereinafter referred to as the “Partnership”), and the principal office and place of business of the Partnership shall be at 8541 North County Road 11, Wellington, CO 80549. The Parties hereby form a Limited Partnership pursuant to the provisions of the Partnership Laws of the State of Colorado for the purpose of investing in real estate, the operation thereof for income, and holding for investment, as determined by the General Partner, including, but not limited to, real estate development and/or construction, real estate leasing, or participation therein and subsequent sale thereof. The Partnership may enter into any other investments, ventures and business arrangements with respect to real estate deemed prudent by the General Partner in order to achieve successful operations for the Partnership, in the General Partner’s sole and absolute discretion.

Several real estate projects will be put into the Partnership. The Partnership shall be authorized to invest in farm/ranch properties, apartments/townhouses/duplexes and commercial/retail buildings and land. Each have different returns and appreciation values. The differences between these types are disclosed below assuming full rental and nominal interest rate increases. The General Partner will continue adding projects until $7,000,000 of investment projects have been acquired.

The cash on cash for farms and ranches will run from 2.7% to 3.6 % before any expenses are deducted. The appreciation on farm properties generally runs between 5% to 6.5% per year. This should result in a 7.7% to 9% return on the investment over the life of the Partnership. Investor will carry all expenses and the General Partner will be carried for and retain 20% of the value of the properties acquired for providing management expertise. The above figures are pre-tax and prior to deduction of expenses.

Apartments and duplexes: apartments, townhouses and duplexes have a greater return on cash, but with a higher risk of not having them full which in turn could cause the cash-on-cash return to be lower. The cash-on-cash return assuming 95% occupancy should run between 5% to 7% cash-on-cash after expenses are factored in. This return on the accumulated appreciation would run 7% to 9% per year giving this type of investment a 12% to 16% return on cash invested. This does not allow for the 20% carried interest for the General Partner, but does account for most other expenses such as property maintenance, property management, taxes and insurance.

Commercial properties generally provide a greater return than many other kinds of real estate investments, but it has a higher risk due to non-occupancy, tenant terminating a lease, or higher vacancies during unsettled economic times. Long term leases done with national or regional tenants can help to reduce some of these kinds of risks. The cash-on- cash is about 8% to 10% on cash invested in a triple net lease program which includes the real estate taxes, upkeep and maintenance and insurance. The increase due to annual lease escalations is about 3% to 8% per year. Therefore the combination would give an accumulated cash-on-cash and accumulated appreciation of 11% to 18% per year if the buildings are 95% occupied.

Assuming all three programs being 95% occupied and if interest remains stable, the Partnership should be able to provide the Limited Partners a gross return of approximately 14% per annum, not including the 20% carry for the General Partner and all other Partnership operating expenses. Limited Partners should receive a cash-on-cash return combined with appreciation of approximately a 7% to 10% annual gain on their investment.

The value of commercial and apartment property at this time has experienced a 3% to 9% per year accumulated escalation in value over the past decade. Farm and Ranch lands have experienced an accumulated annual appreciation in value per year of 3% to 7% during this same period of time due to land being acquired for the development of houses and commercial uses as well as stronger grain prices.

2.Term.

The Term of the Partnership shall begin on the _________ day of ________, and shall continue until the ___________ day of ___________, unless terminated earlier as hereinafter provided.

3.Capital Contributions of Limited Partner.

The Limited Partners shall contribute to the Partnership’s capital the cash amounts set opposite their names in the attached Exhibit “C”. Finders and Brokers may be paid up to 10% of amounts raised in this Partnership.

4.Profits and Losses.

(a)The net profits and losses of the Partnership shall be divided and borne by each of the Partners in the proportions set opposite its, his or her name in the attached Exhibit “D”, subject; however, insofar as the Limited Partners are concerned, to the limitation of their liability to the amount of their individual investment, as therein provided.

(b)The fiscal year of the Partnership shall be the calendar year. Notwithstanding anything to the contrary contained in subparagraph (a) of this paragraph, if in any fiscal year subsequent to December 31, 2023, Partnership net profits distributable among the Limited Partners is not equal to at least three (3%) percent of the aggregate original cash contributions made to the capital of the Partnership by each Limited Partner, as such capital contributions may have been reduced by any distributions previously made to such Limited Partner out of the proceeds of any mortgage refinancing, then the share of Partnership net profits distributable to the General Partner for such year shall be reduced to the extent of any such deficiency. This subparagraph shall be deemed null and void at and after such time as each Limited Partner shall have received aggregate total distributions from the Partnership, however arising, equal to 125% of the aggregate cash contributions made by the Limited Partners.

(c)In determining the share of Partnership net profits to which each Partner shall be entitled, the Partnership profits shall be determined without taking into account any deduction for the following:

(1) depreciation, and (2) the regular accounting fees of the Partnership and any expenses relating to distributing Partnership profits. The foregoing regular accounting fees and distribution expenses and taxes shall be borne by, and charged against, the distributed profits share of the General Partner in the proportions set opposite their names in the attached Exhibit “E”. All depreciation and other deductions shall be allocated among the Partners in proportion to their cash capital contributions.

5.Mortgage Refinancing.

If net proceeds of a refinancing of any mortgage, constituting a lien against real property, held by the Partnership, exceed the principal balance of the mortgage immediately prior to such refinancing, and such proceeds of refinancing are received by the Partnership, then such net proceeds shall be distributed among the Partners in the same ratios as set forth in paragraph 5(a) hereof.

6.Sale of Assets.

If the real property or any other asset held by the Partnership is sold, the net proceeds realized from such sale, including the net proceeds derived from the sale or satisfaction of any purchase money mortgage, shall be allocated as follows:

(a)Each Partner shall receive an amount equal to the cash contributions made to the original capital of the Partnership as set forth in paragraphs 3 and 4 hereof, reduced by any amounts such Partner may previously have received out of the net proceeds received as a result of refinancing any mortgage constituting a lien against Partnership property.

(b)The next 100 percent (100%) percent, after the allocations set forth in subparagraph (a) of this paragraph, shall be divided twenty percent (20%) to the General Partner in the proportions set forth in paragraph 5(c) hereof, and eighty percent (80%) percent among the Limited Partners in the proportions to which their capital contributions set forth in paragraph 4 hereof bear to each other as outlined on Exhibit C hereto.

8.Salaries, Drawings and Interest on Capital Contributions.

None of the Partners, General or Limited, shall receive any salary or draws for services rendered on behalf of the Partnership in their capacity as a Partner, nor shall any Partner receive any interest on its, his or her contribution to the capital of the Partnership. The General Partner may pay some salary or fees for internal items such as accounting and bookkeeping.

9.Management, Duties, and Restrictions.

(a)General Partner: The General Partner shall have total management of the Partnership’s business and shall devote such time to the Partnership as shall be reasonably required for its welfare and success. The General Partner shall, on behalf of the Partnership, be allowed to borrow or lend money, make, deliver, or accept any commercial note or security instrument, or execute any mortgage, bond, or lease, or purchase or sell any property for or on behalf of the Partnership. No General Partner shall assign, mortgage, pledge, or sell its or his interest in the Partnership or in its capital assets or property. The General Partner shall not do any act detrimental to the best interests of the Partnership.

(b)Limited Partner: No Limited Partner shall participate in the management of the Partnership business. A Limited Partner shall have the right to withdraw his or her capital contribution upon the termination of the Partnership as provided herein; provided, however, that no part of the capital contribution of any Limited Partner shall be withdrawn unless all liabilities of the Partnership, except liabilities to Partners on account of their contributions, have been paid or unless the Partnership has assets sufficient to pay them. Except as otherwise provided in paragraph 18 hereinafter, no Limited Partner shall have the right to demand or receive property other than cash in return for its, his or her contribution. No Limited Partner shall have priority over any other Limited Partner either as to contributions to capital or as to compensation by way of income. Each Limited Partner hereby consents to the acquisition of and any sale or other disposition, encumbrance, mortgage, or lease by the General Partner on behalf of the Partnership, of any or all of the Partnership’s assets, now or hereafter acquired, on such terms and conditions as may be solely determined by the General Partner and to the employment, when and if required, of such brokers, agents, accountants and attorneys as the General Partner may determine, notwithstanding that any Party may have an interest therein.

10.Banking.

All funds of the Partnership shall be deposited in its name in such checking account or accounts as shall be designated by the General Partner. All withdrawals therefrom are to be made upon checks signed by the General Partner, or Agent designated by the General Partner.

11.Conveyance.

Any deed, bill of sale, mortgage, security agreement, lease, contract for sale and purchase, or other commitment purporting to convey or encumber the interest of the Partnership in all or any portion of any real or personal property, shall be signed by the General Partner, or by an agent of the Partnership appointed by the General Partner.

12.Books.

The Partnership shall maintain full and accurate books in its principal office, or such other place as shall be designated for such purpose by the General Partner, and all Partners shall have the right to inspect and examine such books at reasonable times. The books shall be closed and balanced at the end of each fiscal year.

13.Non-assignability.

No Limited Partner shall have the right to substitute an assignee as contributor in its, his or her place. No assignment of any Limited Partner’s right to proceeds distributed to it, him or her as a Limited Partner hereunder shall be valid unless consented to by the General Partner.

14.Death, Retirement, or Insanity of a Member of the General Partner.

Should a Member of the General Partner die, retire, or become insane, the Partnership shall continue to operate under the terms and conditions of this Agreement.

15.Death of Limited Partner.

The death of a Limited Partner shall not dissolve the Partnership or terminate the Partnership business.

16.Termination.

The Partnership may be terminated by the General Partner prior to the end of its Term, after at least 30 days’ prior written notice by the General Partner to each of the Limited Partners. In such event the General Partner may wind down and liquidate the Partnership by either or both of the following methods:

(a)Selling the Partnership’s assets and distributing the net proceeds therefrom after the payment of Partnership liabilities to each Partner in satisfaction of its, his or her interest in the Partnership.

(b)Distributing the Partnership’s assets to the Partners in kind, each Partner accepting an undivided interest in the Partnership’s assets, subject to its liabilities, in satisfaction of its, his or her interest in the Partnership. Upon completion of the liquidation, the Partnership shall be deemed completely dissolved and terminated.

17.Distribution of Proceeds Upon Liquidation.

The proceeds upon liquidation shall be distributed, as realized, in payment of the liabilities of the Partnership in the following order: (a) to creditors of the Partnership; (b) to all of the Partner in respect of their capital accounts as determined pursuant to the provisions of this Agreement. The General Partner shall not be personally liable to the Limited Partners for any deficit in the Limited Partner’s capital accounts or for the return of their contributions. In the event of a liquidating distribution of the Partnership’s property in kind, the fair market value of such property shall be determined by an appraiser agreeable to the Partners and each Partner shall receive an undivided interest in such property equal to the portion of the proceeds to which it, he or she would be entitled under paragraph 7 hereof if such property were sold.

18.Power of Attorney.

Each of the Limited Partners constitutes and appoints the General Partner as the true and lawful attorney for the undersigned Limited Partners, to make, execute, sign, acknowledge, and file a Certificate of Limited Partnership or amendments thereto, and, upon termination of the Partnership, a Certificate of Dissolution, as required under the laws of this state, and also to make, execute, sign, acknowledge, and file such other instruments as may be required under the laws of this state. The General Partner is authorized to take title to the real property herein referred to and to execute any and all documents related thereto on behalf of the Partnership, whether or not a Certificate of Limited Partnership has been filed prior to the date of such acceptance of title or execution of such documents, and all of the Parties hereto hereby ratify and confirm any such action by the General Partner. The aforementioned General Partner shall convey the real property, herein before referred to, to the Partnership upon the filing of a Certificate of Limited Partnership and the completion of any advertising and/or other requirements of the laws of this state.

19.Liability of General Partner.

The General Partner shall not be liable for any action taken or omitted, which may result in loss or damage to the Partnership, if such action was taken or omitted in reliance upon the opinion of legal or other professional counsel for the Partnership.

20.Notices.

All notices provided for in this Agreement shall be directed to the Parties at the addresses hereinabove or hereinafter set forth or as hereinafter provided and to the Partnership at its principal office by registered or certified mail.

21.Binding Effect.

This Agreement shall be binding upon all the Parties and their estates, heirs, or legatees.

22.Governing Law.

This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Colorado. The Parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Colorado. In the event that litigation results from or arises out of this Agreement or the performance thereof, the Parties agree to reimburse the prevailing Party’s reasonable attorney’s fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing Party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise later sustained as of said time calculable.

23.Agreement in Counterparts.

This Agreement may be executed in several counterparts, all of which shall constitute one Agreement, binding on all the Parties hereto, notwithstanding that all the Parties are not signatory to the original or the same counterpart.

IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals on the day and year first above written. Signed, sealed and delivered in the presence of:

“GENERAL PARTNER”:

______________________________

Witness

______________________________

Witness

______________________________

Witness

“LIMITED PARTNER”:

______________________________

Witness

Acknowledgement

STATE OF ______________

COUNTY OF _______________

BEFORE ME personally appeared _________________________, to me well known and known to me to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that said instrument was executed for the purposes therein expressed.

WITNESS my hand and official seal this ________ day of __________, ________.

______________________________ Notary Public

(SEAL) State of __________________________

My Commission Expires: ___________________________

SCHEDULE 1

NAME AND ADDRESS OF GENERAL PARTNER

1.Omega Resources, Inc.         8541 North County Road 11, Wellington, CO 80549

SCHEDULE 2

NAMES AND ADDRESSES OF LIMITED PARTNERS

EXHIBIT "A"

CAPITAL CONTRIBUTIONS OF GENERAL PARTNER GENERAL PARTNER CONTRIBUTION

EXHIBIT "B"

(Attach Copy of Contract for Sale and Purchase)

EXHIBIT "C"

CAPITAL CONTRIBUTIONS OF LIMITED PARTNERS LIMITED PARTNER CONTRIBUTIONS

EXHIBIT "D"

PERCENTAGES OF PROFITS AND LOSSES TO BE BORNE BY PARTNER GENERAL AND LIMITED PARTNER PERCENTAGES

General Partner	20.0000%

Limited Partners In Aggregate	80.0000%

LIMITED PARTNERS PERCENTAGES

EXHIBIT "E"

EXHIBIT “F”

DISCLOSURE DOCUMENT